Exhibit 99.1

Affinity Gaming Announces Reopening of St. Jo Frontier Casino

Las Vegas, NV — September 29, 2011 — Affinity Gaming, LLC (the “Company”) announced today the reopening of its St. Jo Frontier Casino riverboat in St. Joseph, Missouri, which had been closed since June due to flooding from the Missouri River.

“We thank the Missouri Gaming Commission, Mayor Faulkner, the city staff, and the Missouri Highway Patrol, who have been very responsive to us and the entire St. Joseph community during this disaster,” said Craig Travers, the Company’s Regional Vice President and General Manager.  “We appreciate the support of the community and our team members in getting the property reopened.”

“I want to thank Craig Travers and his team, as well as local and state officials, for doing a fantastic job to ensure that the casino’s patrons and employees will be completely secure upon the casino’s reopening, which is our utmost concern,” said David D. Ross, Chief Executive Officer of Affinity Gaming.  “It’s been a long three months, but we are very pleased to welcome back our customers to the St. Jo Frontier Casino.”

About Affinity Gaming

Affinity Gaming is a diversified gaming company that focuses on two business lines: casino operations and slot machine route operations.  The Company’s casino operations currently consists of 15 casinos, 12 of which are located in Nevada, two in Missouri and one in Iowa.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects”, “projects,” “may,” “will” or “should” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties, and similar references to future periods.  These statements are based on management’s current expectations and assumptions about the industries in which the Company operates.  Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those risk and uncertainties described in the Company’s most recent Annual Report on Form 10-K, including under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”  The Annual Report on Form 10-K can be accessed through the “Corporate Information” section of the Company’s website at www.affinitygamingllc.com.  The Company disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

Contact

Affinity Gaming, LLC

David D. Ross, Chief Executive Officer

(702) 889-7625

Affinity Gaming, LLC

J. Christopher Krabiel, Chief Financial Officer and Treasurer

(702) 889-7654